 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Polonia Bancorp, Inc. for the year ended December 31, 2012.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

August 20, 2013